Exhibit 3.4.1

Articles Of Amendment

Business Corporations Act

Section 27 or 171

1 Name of Corporation	2 Corporate Access Number

NOVA GAS TRANSMISSION LTD.	200178150

3      Item number 5 of the Articles of the above named corporation are amended in accordance with Section 173(1) (1) of the Business Corporations Act.

The existing wording in Item 5 is deleted in its entirety and substituted with the following:

“The number of directors is fixed at a minimum of Two (2) and a maximum of Five (5).”

/s/ Rhondda E.S. Grant	Rhondda E.S. Grant	November 21, 2003
Authorized Signature	Name of Person Authorizing (please print)	Date
(for societies and non-profit companies only)

Vice-President and Corporate Secretary
Identification	Title (please print)
(not applicable for societies and non-profit companies)

This information is being collected for the purposes of corporate registry records in accordance with the Business Corporations Act.  Questions about the collection of this information can be directed to the Freedom of Information and Protection of Privacy Coordinator for Alberta Registries, Research and Program Support, Box 3140, Edmonton, Alberta T5J 2G7, (780) 427-7013.